UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.  )

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Earthstone Energy, Inc.
(Name of Registrant as Specified in Its Charter)

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October 4, 2016

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held on Wednesday, November 16, 2016 at 9:00 a.m., Central Standard Time, at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.  The other directors and officers join me in extending this invitation.

It is important that your shares are represented at the meeting.  If you are unable to attend the meeting but have questions or comments about our operations, we would like to hear from you.

To assure that your shares will be voted at the meeting, please complete, sign, date and return your proxy card in the postage-paid envelope provided, or vote electronically via the Internet or by telephone using the instructions on the proxy card.  Submitting your proxy will not affect your right to vote in person if you attend the meeting.

Sincerely,

Frank A. Lodzinski Chairman, President and Chief Executive Officer

Your vote is important.

Please vote by using the Internet, the telephone,

or by signing, dating, and returning the proxy card.

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

NOTICE OF THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Date:	November 16, 2016

Time:	9:00 a.m. CST

Place:	1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

Matters to be voted on:	1.	To elect two Class I directors to our board of directors to serve for a term expiring in 2019 and until their successors are duly elected and qualified;

	2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

	3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2016; and

	4.	To transact such other business as may properly be presented at the meeting or any adjournment thereof.

Stockholders of record at the close of business on September 28, 2016, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. A complete list of our stockholders entitled to vote at the meeting will be available for examination at our offices in The Woodlands, Texas during ordinary business hours for a period of ten (10) days prior to the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Stockholders are urged to vote their shares by one of the following methods whether or not they plan to attend the Annual Meeting: (1) vote via the Internet or by telephone using the instructions on the proxy card, or (2) complete, sign, date and return the enclosed proxy card in the self-addressed envelope (the self-addressed envelope requires no postage if mailed in the United States).

By Order of the Board of Directors,

/s/ CHRISTOPHER E. COTTRELL

CHRISTOPHER E. COTTRELL

Corporate Secretary

October 4, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

NOVEMBER 16, 2016

Pursuant to rules of the Securities and Exchange Commission, we are providing access to our proxy materials, on or about October 4, 2016, by notifying you of the availability of our proxy materials on the Internet. These proxy materials and our 2015 Annual Report on Form 10-K, as amended by our Form 10-K/A are available at https://www.iproxydirect.com/ESTE.

2016 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

●	Time:	9:00 a.m. Central Standard Time

●	Date:	November 16, 2016

●	Place:	1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

●	Record date:	September 28, 2016

●	Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

●	Election of two Class I directors for terms expiring in 2019

●	Advisory vote on the compensation of our named executive officers

●	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2016

Voting Matters	Recommendation of the Board	Page Reference (for more detail)
Election of Class I Directors	FOR EACH NOMINEE	5
Advisory Vote on Executive Compensation	FOR	10
Ratify Appointment of Grant Thornton LLP	FOR	25

Proposal 1. Director Nominees

The following table provides summary information about each of our directors, including our Class I director nominees. Each Class I director nominee is elected every three years by the two nominees receiving the highest number of votes cast. Neither Class I director nominee, both of whom are current directors, attended fewer than 75% of the Board meetings and committee meetings on which he sits.

Name	Class	Age	Director Since	Position with the Company	Experience/ Qualifications	Independent	Audit Committee Membership
Frank A. Lodzinski	I	67	2014	Chairman, President and Chief Executive Officer	Leadership, Industry Expertise, Operations and Experience

Ray Singleton	I	65	1989	Director and Executive Vice President, Northern Region	Industry Expertise, Operations and Experience

Jay F. Joliat	III	60	2014	Director	Finance, Industry Expertise and Experience	X	X

Douglas E. Swanson, Jr.	II	44	2014	Director	Finance and Industry Expertise

Brad A. Thielemann	II	39	2014	Director	Finance and Industry Expertise	X	X

Zachary G. Urban	II	38	2014	Director	Accounting and Finance	X	X

Robert L. Zorich	III	66	2014	Director	Finance, Industry Expertise and Experience

i

Proposal 2. Advisory Vote on Executive Compensation

We are asking stockholders to approve on an advisory basis the compensation of our named executive officers. Our Board recommends a FOR vote because it believes that our compensation program is currently adequate and necessary to retain, attract and incentivize our named executive officers on both a short-term and long-term basis in a manner beneficial to our stockholders. Further, our Board believes that our compensation program is reasonable in relation to comparable public and private companies in our industry.

Proposal 3. Ratification of Independent Registered Public Accounting Firm

We are asking stockholders to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2016.

ii

OUR BOARD OF DIRECTORS

Our business and affairs are managed under the direction of our Board of Directors. Our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), specifies that we shall not have less than three nor more than nine directors. Currently, our Board has seven members. Under our Certificate of Incorporation, each director holds office until the annual meeting of stockholders at which such director’s class is up for re-election and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Our Certificate of Incorporation provides that our Board is classified into three classes: Class I, Class II and Class III, with each class having a three-year term of office.

As discussed more fully below under “Proposal 1—Election of Two Class I Directors,” Messrs. Lodzinski and Singleton have been nominated for reelection at this Annual Meeting because of the expiration of the term of their class, Class I, on our classified board.

Below is information about each of our directors, including biographical data for at least the past five years and an assessment of the skills and qualifications of each director.

Class I Director Nominees for Election at the 2016 Annual Meeting

Frank A. Lodzinski Chairman, President and Chief Executive Officer Age: 67 Director Since: 2014

Mr. Lodzinski has served as our Chairman, President and Chief Executive Officer since December 2014.  Previously, he served as President and Chief Executive Officer of Oak Valley Resources, LLC (“Oak Valley”) from its formation in December 2012 until the closing of its strategic combination with us in December 2014.  Prior to his service with Oak Valley, Mr. Lodzinski was Chairman, President and Chief Executive Officer of GeoResources, Inc. from April 2007 until its merger with Halcón Resources Corporation (“Halcón”) in August 2012 and from September 2012 until December 2012 he conducted pre-formation activities for Oak Valley.  He has over 43 years of oil and gas industry experience.  In 1984, he formed Energy Resource Associates, Inc., which acquired management and controlling interests in oil and gas limited partnerships, joint ventures and producing properties.  Certain partnerships were exchanged for common shares of Hampton Resources Corporation in 1992, which Mr. Lodzinski joined as a director and President.  Hampton was sold in 1995 to Bellwether Exploration Company.  In 1996, he formed Cliffwood Oil & Gas Corp. and in 1997, Cliffwood shareholders acquired a controlling interest in Texoil, Inc., where Mr. Lodzinski served as Chief Executive Officer and President.  In 2001, Mr. Lodzinski was appointed Chief Executive Officer and President of AROC, Inc., to direct the restructuring and ultimate liquidation of that company.  In 2003, AROC completed a monetization of oil and gas assets with an institutional investor and began a plan of liquidation in 2004.  In 2004, Mr. Lodzinski formed Southern Bay Energy, LLC, the general partner of Southern Bay Oil & Gas, L.P., which acquired the residual assets of AROC, Inc., and he served as President of Southern Bay Energy, LLC upon its formation.  The Southern Bay entities were merged into GeoResources in April 2007. Mr. Lodzinski has served as a director and member of the audit committee of Yuma Energy, Inc. since September 2014. He holds a BSBA degree in Accounting and Finance from Wayne State University in Detroit, Michigan.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Lodzinski to the Board, determined that his leadership and intimate knowledge of the oil and gas industry, our structure, and our operations, provide the Board with company-specific experience and expertise.

Ray Singleton Executive Vice President, Northern Region Age: 65 Director Since: 1989

Mr. Singleton is a petroleum engineer with over 37 years of experience in the oil and gas industry.  He has been one of our directors since July 1989 and was our President and Chief Executive Officer from March 1993 until December 2014. Since December 2014, he has served as our Executive Vice President, Northern Region. Mr. Singleton joined us in 1988 as a Production Manager/Petroleum Engineer. From 1983 until 1988, he owned and operated an engineering consulting firm (Singleton & Associates) serving the needs of 40 small oil and gas clients.  During this period, he was engaged by the Company on various projects in south Texas and the Rocky Mountain region.  Mr. Singleton began his career with Amoco Production Company in 1973 as a production engineer in Texas. He was subsequently employed by the predecessor of Union Pacific Resources as a drilling, completion and production engineer from 1980 to 1983. His professional experience includes acquisition evaluation and economics, reserve engineering and drilling, completion and production engineering in both Texas and the Rocky Mountain region.  In addition, he possesses over 21 years of executive experience and has an intimate knowledge of the Company’s legacy Rocky Mountain and south Texas properties.  Mr. Singleton received a B.S. degree in Petroleum Engineering from Texas A&M University in 1973, and received an MBA from Colorado State University’s Executive MBA Program in 1992.

Skills and Qualifications: The Board of Directors, in reviewing and assessing Mr. Singleton’s qualifications to serve on the Board, considered, among other things, his experience and expertise in the oil and gas industry, including the operating, management or executive positions he has held with the Company and other oil and gas companies, and his extensive knowledge of the Company’s business, all of which has proven to be beneficial to us.

Continuing Directors – Class II Directors Whose Terms Expire in 2017

Douglas E. Swanson, Jr. Age: 44 Director Since: 2014

Mr. Swanson has served as a director since December 2014.  He is a Managing Partner at EnCap Investments L.P. and serves on the firm’s upstream investment and management committees.  Prior to joining EnCap in 1999, he was in the corporate lending division of Frost National Bank, specializing in energy-related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas.  Mr. Swanson serves on the board of each of Eclipse Resources Corporation, Oasis Petroleum Inc. and several EnCap portfolio companies.  Mr. Swanson is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners Association.  Mr. Swanson holds a B.A. in Economics and an M.B.A., both from the University of Texas at Austin.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Swanson to the Board, determined that his extensive experience in the oil and gas exploration and production industry, including serving on the boards of public and private oil and gas companies provides significant contributions to the Board. As a managing partner at EnCap, Mr. Swanson is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

Brad A. Thielemann Age: 39 Director Since: 2014 Board Committee: ☐ Audit

Mr. Thielemann has served as a director since December 2014.  He is a Managing Director at EnCap Investments L.P. Prior to joining EnCap in 2006, he worked in the Investor Relations and Strategic Planning Groups at Plains All American Pipeline, L.P. Prior to that, he was an Associate at EnCap from 2000 to 2003 and a Treasury Analyst at Dynegy. Mr. Thielemann holds an M.B.A. from Duke University and a B.A. in Business Administration from The University of Texas at Austin. He serves on the boards of several EnCap portfolio companies, is on the board of the Houston Producers’ Forum and is a member of the Independent Petroleum Association of America.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Thielemann to the Board, determined that his extensive experience in the oil and gas industry, including serving on the boards of private oil and gas exploration and production companies provides significant contributions to the Board. As a managing director at EnCap, Mr. Thielemann is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

Zachary G. Urban Age: 38 Director Since: 2014 Board Committee: ☐ Audit

Mr. Urban has served as a director since December 2014.  Since January 2014, Mr. Urban has served as CEO at the Vlasic Group, which is a private investment company with holdings in a wide variety of asset classes. Prior to being named CEO, Mr. Urban held the position of Managing Director of Investments at Vlasic Group from 2011 through 2013. At Vlasic Group, Mr. Urban has responsibility for a full spectrum of investment disciplines, including asset allocation, investment strategy, direct investments, manager selection, due diligence, and performance measurement. From 2001 to 2011, Mr. Urban worked at Donnelly Penman & Partners (“DP&P”), a regional investment bank. At DP&P, Mr. Urban specialized in merger and acquisition transactions, business valuations, financial advisory, due diligence services, and capital raising for middle market public and private clients. Prior to his time at DP&P, Mr. Urban also worked in the Corporate Value Consulting practice of PricewaterhouseCoopers LLP, where he focused on business valuation services, strategic consulting, and corporate finance consulting for public and private companies, including multinational and Fortune 500 clients. Mr. Urban holds the Chartered Financial Analyst (CFA) designation and graduated from the Honors College of Michigan State University with a B.A. degree in Finance with High Honor.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Urban to the Board, determined that his extensive investment experience across diverse industries as CEO of the Vlasic Group provides significant contributions to the Board. In addition, his prior experience as an investment banker will enable Mr. Urban to provide the Board with insight and advice on a full range of general business and financial matters.

Continuing Directors – Class III Directors Whose Terms Expire in 2018

Jay F. Joliat Age: 60 Director Since: 2014 Board Committee: ☐ Audit

Mr. Joliat has served as a director since December 2014. For more than the past 30 years, Mr. Joliat has been an independent investor and developer in commercial, industrial and garden style apartment real estate, land development and residential home building, restaurant ownership and management, and has had extensive experience in placement of venture private equity in generic pharmaceuticals, medical devices/procedures and oil and gas. Mr. Joliat has been the Chief Executive Officer of Fieldstone Village Development, LLC since January 2011. He has been the Chief Executive Officer of Joliat & Company, Inc. since October 1988. He has been the Chief Executive Officer and Chief Investment Officer of Joliat Ventures, LLC and Chief Executive Officer of Joliat Enterprises, LLC since January 1988. Since January 1981, Mr. Joliat has served as Chief Executive Officer and Treasurer of Sign of the Beefcarver Restaurants, Inc. He formed and managed his own investment management company early in his career and was formerly employed by E.F. Hutton, Dean Witter Reynolds and LPL Financial. From 1996 through 2003, Mr. Joliat served on the Board of Directors of Caraco Pharmaceutical Laboratories Ltd., and served in various capacities on its audit, executive and compensation committees. From 2007 through August 2012, Mr. Joliat served on the Board of Directors of GeoResources, Inc., and served in various capacities on the audit, nominating and compensation committees until its merger with Halcón in 2012. He holds a Bachelor of Arts Degree in Management and Finance from Oakland University (1982) and was awarded a Certified Investment Management Analyst certificate in 1983 after completion of the IMCA program at the Wharton School of the University of Pennsylvania.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Joliat to the Board, determined that his business experience in management and investments, as well as previously serving on the boards of directors of SEC-reporting companies, brings a unique perspective as an outside investor in oil and gas entities. His management skills, understanding of public and private capital markets, and financial acumen provide the Board with a valuable resource for planning corporate strategy.

Robert L. Zorich Age: 66 Director Since: 2014

Mr. Zorich has served as a director since December 2014.  Mr. Zorich is a Managing Partner and co-founder of EnCap Investments L.P.  He serves on the firm’s upstream investment and management committees and has been actively involved in all aspects of the firm’s management and growth since its inception in 1988.  EnCap is a leading private equity firm focused on the upstream and midstream sectors of the oil and gas industry in North America, having raised 19 institutional oil and gas investment funds, totaling in excess of $27 billion of capital.  Over its history, the firm has created over 220 oil and gas companies and currently manages capital on behalf of more than 250 U.S. and international investors, including public and private pension funds, insurance companies, sovereign wealth funds, university endowments and foundations.  Prior to the formation of EnCap, Mr. Zorich was a Senior Vice President in charge of the Houston office of Trust Company of the West, then a large, privately-held pension manager. Previously, Mr. Zorich co-founded MAZE Exploration, Inc., a private oil and gas company headquartered in Denver.  For the first seven years of his career, Mr. Zorich was employed by Republic Bank as a Vice President and Division Manager in the energy group.  Mr. Zorich serves on the boards of several EnCap portfolio companies.  He is also a member of the Board of Directors of Eclipse Resources Corporation and previously served on the board of Oasis Petroleum Inc. and its predecessor entities from March 2007 until March 2012.  In addition, he serves on the investment committee of EnCap Flatrock Midstream.  Mr. Zorich’s community involvement includes serving as a member of the Leadership Cabinet of Texas Children’s Hospital, as well as serving on the boards of the Workfaith Connection and the Memorial Assistance Ministries Endowment.  He is a member of the Independent Petroleum Association of America, the Houston Producers’ Forum and Texas Independent Producers and Royalty Owners Association.  Mr. Zorich holds a B.A. in Economics from the University of California at Santa Barbara and a Master’s Degree in International Management (with distinction) from the American Graduate School of International Management in Phoenix, Arizona.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Zorich to the Board, determined that his significant experience with financing, forming, and guiding numerous oil and gas companies while serving as a co-founder and managing partner of EnCap provides significant contributions to the Board. His insights and relationships have proven valuable towards guiding corporate strategies and pursuing growth opportunities.

PROPOSAL 1 – ELECTION OF TWO CLASS I DIRECTORS

Our Board of Directors is divided into three classes, with each class serving staggered three-year terms. The term of office of the Class I directors expires at the 2016 annual meeting and the election of their successors.

Our Board has nominated two Class I directors for election at this Annual Meeting to hold office until the 2019 annual meeting and the election of their successors. Both of the nominees currently are directors. Each agreed to be named in this proxy statement and to serve if elected. Both of the nominees are expected to attend the Annual Meeting.

In the election of directors, each proxy will be voted for each of the Class I director nominees unless the proxy withholds authority to vote for one or both of the Class I director nominees.

We have no reason to believe that either of the Class I director nominees will be unable or unwilling for good cause to serve if elected. If either nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Class I directors.

Additional information regarding Messrs. Lodzinski and Singleton and all of our other directors, can be found under the “Our Board of Directors” section, the “Security Ownership of Management and Certain Beneficial Owners” section, and the “Compensation of Directors” section of this proxy statement.

Directors are elected by a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of the Class I directors. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for Messrs. Lodzinski and Singleton. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of Class I directors, your shares will constitute a broker non-vote and will not be voted for either of the Class I director nominees. See the section of this proxy statement entitled “General Information about the Annual Meeting – Voting Instructions and Information – Election of Directors.”

In light of the individual skills and qualifications of each of our Class I director nominees, our Board has concluded that each of our Class I director nominees should be elected to our Board.

Our Board unanimously recommends that stockholders vote FOR both of our Class I director nominees.

CORPORATE GOVERNANCE

General

Our Certificate of Incorporation provides for the classification of the Board into three classes with staggered three-year terms. Messrs. Singleton and Lodzinski serve as Class I directors. Messrs. Swanson, Thielemann and Urban serve as Class II directors, and Messrs. Joliat and Zorich serve as Class III directors.

We are committed to high quality corporate governance, which helps us compete more effectively, sustain our success and build long-term stockholder value. The Board reviews our policies and business strategies, and advises and counsels the executive officers who manage the Company.

The full text of the charter of our Audit Committee and our Code of Ethics can be found at www.earthstoneenergy.com. Copies of these documents also may be obtained from our Corporate Secretary.

Governance is a continuing focus at the Company, starting with the Board and extending to management and all employees. The Company is governed by a Board of Directors and an Audit Committee of the Board that meets throughout the year. Directors discharge their responsibilities at Board and committee meetings and also through telephone contact and other communications with management.

Director Attendance

During 2015, our Board held one meeting and all of our directors at the time attended the meeting. In addition, the Board acts from time to time by unanimous written consent in lieu of holding a meeting.  During 2015, the Board effected seven actions by unanimous written consent.

While we do not have a formal policy regarding our Board members’ attendance at the annual meeting of stockholders, we encourage their attendance. In 2015, Messrs. Lodzinski, Singleton, Joliat, Thielemann and Urban attended our annual meeting of stockholders.  We expect each of our directors will attend our 2016 Annual Meeting.

Formerly a Controlled Company

In 2015, our Board determined that we were a “controlled company” as defined under the corporate governance rules of the NYSE MKT since more than 50% of our issued and outstanding common stock was held by Oak Valley. As a “controlled company,” we were exempt from certain rules otherwise applicable to companies whose securities are listed on the NYSE MKT, including: (a) the requirement that the Company have a majority of independent directors; (b) the requirement that nominations to the Board be either selected or recommended by a nominating committee consisting solely of independent directors; and (c) the requirement that the Company’s officers’ compensation be either determined or recommended by a compensation committee consisting solely of independent directors. As a result of our equity offering in June 2016, our Board determined that we ceased to be a “controlled company” as defined under the corporate governance rules of the NYSE MKT. Accordingly, the Company will need to have a majority of the members of its Board be “independent” as defined under the corporate governance rules of the NYSE MKT within one year of no longer being a “controlled company.”  Since the June 2016 equity offering, all nominations to the Board and decisions related to the compensation of the named executive officers have been made by the independent directors of the Board.

Director Independence

The current Board consists of seven directors, two of whom are currently employed by the Company (Messrs. Lodzinski and Singleton). In September 2016, the Board conducted an annual review and affirmatively determined that certain non-employee directors (Messrs. Joliat, Thielemann and Urban) are “independent” as that term is defined in the listing standards of the NYSE MKT. The Board made a subjective determination as to each independent director that no relationship exists, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making these determinations, the Board reviewed and discussed information provided with regard to each director’s business and personal activities as they may relate to the Company and its management. Further, the Board determined that Mr. Lodzinski is not independent because he is the President and Chief Executive Officer of the Company and Mr. Singleton is not independent because he is the Executive Vice President, Northern Region. Further, the Board determined that Messrs. Swanson and Zorich are not independent because they are affiliates of Oak Valley, which beneficially owns approximately 41.1% of our common stock. See “Security Ownership of Management and Certain Beneficial Owners.”

Board of Directors Diversity

The Board does not have a formal diversity policy. The Board considers candidates that will make the Board as a whole reflective of a range of talents, skills, diversity and expertise.

Stockholder-Recommended Director Candidates

The Board is responsible for identifying individuals qualified to become Board members and nominees for directorship are selected by the Board. The Board takes into account many factors, including general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment.

Although the Board is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Board believes that a formal policy is not necessary or appropriate because the current Board already has a diversity of business background and industry experience. Additionally, the Board does not have a formal diversity policy in place for the director nomination process, but instead considers diversity of a candidate’s viewpoints, professional experience, education and skill set as a factor in the consideration and assessment of a candidate as set forth above.

In accordance with our Bylaws, stockholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Board, which identifies the candidate and includes the information described below. The notice should be sent to the following address: Earthstone Energy, Inc., Attention: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Director Nomination Recommendation.”

The notice must contain the following information as to each proposed nominee:

•	name, age, business address and residence address of the nominee;
•	principal occupation or employment of the nominee;
•	class or series and number of shares of our capital stock that are owned beneficially or of record by the nominee; and
•

any other information relating to the nominee that would require disclosure in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The notice must also contain the following information as to the stockholder giving the notice:

•	name and record address of such stockholder;
•	class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder;
•

all other ownership interests of such stockholder relating to us, including derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities, loans, timed purchases and other economic and voting interests;

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such stockholder’s notice; and
•

any other information relating to such stockholder that would require disclosure in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

In addition to the foregoing requirements, such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Each proposed nominee will be required to complete a questionnaire, in a form to be provided by us, to be submitted with the stockholder’s notice. We may also require any proposed nominee to furnish such other information as we may reasonably require in order to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Board Leadership

Our Board is responsible for the control and direction of the Company. The Board represents the Company’s stockholders and its primary purpose is to build long-term stockholder value. Mr. Lodzinski serves as Chairman of the Board, President and Chief Executive Officer of the Company. The Board believes that Mr. Lodzinski is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and is also the person most capable of effectively identifying strategic priorities and leading the discussion and execution of corporate strategy. In this combined role, Mr. Lodzinski is able to foster clear accountability and effective decision making. The Board believes that the combined role of Chairman and Chief Executive Officer strengthens the communication between the Board and management and provides a clear roadmap for stockholder communications. Further, as the individual with primary responsibility for managing day-to-day operations, Mr. Lodzinski is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to the attention of our Board and the Audit Committee. We therefore believe that the creation of a lead independent director position is not necessary at this time.

Board Risk Oversight

Our Board has ultimate responsibility for general oversight of risk management processes. The Board receives regular reports from Mr. Lodzinski on areas of risk facing the Company. Our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our scope, operations and business objectives. The full Board (or the Audit Committee in the case of risks in areas for which responsibility has been delegated to it) engages with the appropriate members of management to enable its members to understand and provide input to and oversight of our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets without management present to, among other things, discuss the Company’s risk management culture and processes. In the event the Audit Committee receives a report from a member of management regarding areas of risk, the Chairperson of the Audit Committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve areas outside of the Audit Committee’s responsibilities.

Communications with Directors

Stockholders and other interested parties may communicate with any of our independent directors, including the Chairperson of the Audit Committee, by using the following address:

Earthstone Energy, Inc.

Board of Directors

c/o Christopher E. Cottrell, Corporate Secretary

1400 Woodloch Drive, Suite 300

The Woodlands, Texas 77380

E-mail: info@earthstoneenergy.com

The Corporate Secretary of the Company reviews communications to the independent directors and forwards the communications to the independent directors as appropriate. All such communications should identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chairperson of the Audit Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job related inquiries; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

Board Committees

To assist it in carrying out its duties, the Board has delegated certain authority to an Audit Committee as its functions are described below.  Each member of the Audit Committee has been determined by the Board to be “independent” for purposes of the listing standards of NYSE MKT and the rules of the Securities and Exchange Commission (“SEC”), including the heightened “independence” standard required for members of the Audit Committee.

Audit Committee. The Audit Committee provides oversight of the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. Among other things, the Audit Committee appoints our independent auditor and evaluates its independence and performance; maintains a line of communication between the Board, our management and the independent auditor; and oversees compliance with the Company’s policies for conducting business, including ethical business standards.

The members of our Audit Committee during 2015 were Jay F. Joliat (Chairperson) and Zachary G. Urban. On January 6, 2016, Mr. Thielemann was appointed to the Audit Committee. During 2015, the Audit Committee held four meetings. The Board has determined that Mr. Joliat is an “audit committee financial expert” as that term is defined in the listing standards of NYSE MKT and the applicable rules of the SEC. Because we were a “smaller reporting company” as defined by the SEC rules during 2015, our Audit Committee was composed of two independent directors. As of January 1, 2016, we became an “accelerated filer” as defined by SEC rules and thus added Mr. Thielemann to the Audit Committee.

Compensation Committee.  Our Board does not have a separate compensation committee. After the Company ceased being a “controlled company” in June 2016, all compensation decisions related to the named executive officers of the Company will be made by the independent directors serving on the Board.

Nominating Committee.  Our Board does not have a separate nominating committee. After the Company ceased being a “controlled company” in June 2016, all decisions relating to the nomination of directors to the Board will be made by the independent directors serving on the Board.

Compensation Committee Interlocks and Insider Participation

During 2015, as a result of being a “controlled company” as defined under the corporate governance rules of the NYSE MKT, our Board did not have a compensation committee. None of our executive officers serve or have served on the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board. Our President and Chief Executive Officer, Frank A. Lodzinski, has participated in discussions with our Board regarding the compensation of our executive officers; however, he was not present during discussions regarding his compensation.

Corporate Code of Business Conduct and Ethics

Our Board adopted a Code of Business Conduct and Ethics (“Code of Ethics”), which provides general statements of our expectations regarding ethical standards that we expect our directors, officers and employees to adhere to while acting on our behalf.  Among other things, the Code of Ethics provides that:

•	we will comply with all laws, rules and regulations;
•	our directors, officers, and employees are to avoid conflicts of interest and are prohibited from competing with the Company or personally exploiting our corporate opportunities;
•	our directors, officers, and employees are to protect our assets and maintain our confidentiality;
•	we are committed to promoting values of integrity and fair dealing; and
•	we are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our SEC periodic reports and our tax returns.

Our Code of Ethics also contains procedures for employees to report, anonymously or otherwise, violations of the Code of Ethics.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain executive officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2015 all of our named executive officers, directors and greater than ten percent holders filed the required reports on a timely basis under Section 16(a) of the Exchange Act.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board is committed to high quality governance. As a part of that commitment, and in accordance with SEC rules, our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement. At our 2013 annual meeting of stockholders, our stockholders approved an advisory resolution that we would hold an advisory vote on executive compensation every three years, hence the advisory vote at this Annual Meeting.  Our next advisory vote on executive compensation and the frequency of an advisory vote on executive compensation will be no later than our 2019 annual meeting of stockholders.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder returns, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2015 executive compensation program and policies for the named executive officers through the following resolution:

“RESOLVED, that stockholders of Earthstone Energy, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and the narrative in this proxy statement.”

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Board. Our Board, including the independent directors, will, however, take into account the outcome of the “say on pay” vote when considering future compensation arrangements.

Our Board unanimously recommends that stockholders vote FOR approval of the advisory vote on executive compensation.

Note: The Company is providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (15 U.S.C. 78n-1). The stockholder vote will not be binding on the Company or the Board, and it will not be construed as overruling any decision by the Company or the Board or creating or implying any change to, or additional, fiduciary duties for the Company or the Board.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table includes all holdings of common stock, $0.001 par value per share, of the Company, as of September 28, 2016 of our directors and our named executive officers, our directors and named executive officers as a group, and all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise noted, the mailing address of each person or entity named below is 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

Name	Common Stock (1)	Percent (2)
Named Executive Officers:
Frank A. Lodzinski (3)	(3)	(3)
Robert J. Anderson	(3)	(3)
Timothy D. Merrifield (3)	10,000	*
Ray Singleton (4)	462,502	2.1%
G. Bret Wonson (3)	(3)	(3)

Non-Management Directors:
Jay F. Joliat (3)	10,000	*
Douglas E. Swanson, Jr. (5)	9,162,452	41.1%
Brad A. Thielemann	-	-
Zachary G. Urban (3)	-	-
Robert L. Zorich (5)	9,162,452	41.1%

Officers and Directors as a Group (nine persons):	9,644,954	43.3%

Beneficial Owners of More than Five Percent:
Oak Valley Resources, LLC (3)(5)	9,162,452	41.1%
Flatonia Energy, LLC (6)	2,957,288	13.3%

*	Less than one percent.
(1)

This column lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. None of the shares are pledged as security by the named person.

(2)	The percentage is based upon 22,289,177 shares of common stock of the Company issued and outstanding on September 28, 2016.
(3)

These officers and directors own non-controlling membership interests in Oak Valley Resources, LLC (“Oak Valley”). Oak Valley directly owns 9,162,452 shares or 41.1% of the Company’s outstanding voting equity securities. Messrs. Lodzinski and Anderson are two of the five members of the board of managers of Oak Valley. Entities affiliated with Messrs. Joliat and Urban are non-controlling members of Oak Valley. Messrs. Anderson, Merrifield and Wonson, and an entity controlled by Mr. Lodzinski are members of Oak Valley Management, LLC, which is a non-controlling member of Oak Valley. Messrs. Lodzinski, Anderson, Merrifield, Joliat, Urban and Wonson, and the entities affiliated with them, do not have the sole or shared power to vote or dispose of the shares of common stock of the Company held by Oak Valley. Mr. Lodzinski is also a director of the Company.

(4)	Mr. Singleton’s address is c/o Earthstone Energy, Inc., 633 Seventeenth Street, Suite 2320, Denver, Colorado 80202.

(5)

Five affiliated investment funds (the “EnCap Funds”), specifically EnCap Energy Capital Fund VII, L.P. (“EnCap Fund VII”), EnCap Energy Capital Fund VI, L.P. (“EnCap Fund VI”), EnCap VI-B Acquisitions, L.P. (“EnCap Fund VI‑B”), EnCap Energy Capital Fund V, L.P. (“EnCap Fund V”), and EnCap V-B Acquisitions, L.P. (“EnCap Fund V‑B”), each a Texas limited partnership, collectively own a majority of the membership interests of Oak Valley and have the contractual right to nominate a majority of the members of the board of managers of Oak Valley. Therefore, the EnCap Funds may be deemed to beneficially own all of the reported securities held by Oak Valley.  The address for the EnCap Funds is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002. EnCap Energy Capital Fund VII, L.P. (“EnCap Fund VII”), EnCap Energy Capital Fund VI, L.P. (“EnCap Fund VI”), EnCap VI-B Acquisitions, L.P. (“EnCap Fund VI-B”), EnCap Energy Capital Fund V, L.P. (“EnCap Fund V”), and EnCap V-B Acquisitions, L.P. (“EnCap Fund V-B” and together with EnCap Fund VII, EnCap Fund VI, EnCap Fund VI-B and EnCap Fund V, the “EnCap Funds”) collectively own 58.8% of the Class A membership interests of Oak Valley. Accordingly, the EnCap Funds may be deemed to beneficially own the reported securities. EnCap Partners, LLC (“EnCap Partners”) is the managing member of EnCap Investments Holdings, LLC (“EnCap Holdings”), which is the sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the general partner of EnCap Investments L.P. (“EnCap Investments LP”), which is the general partner of EnCap Equity Fund VII GP, L.P. (“EnCap Fund VII GP”), EnCap Equity Fund VI GP, L.P. (“EnCap Fund VI GP”), and EnCap Equity Fund V GP, L.P. (“EnCap Fund V GP”). EnCap Fund VII GP is the general partner of EnCap Fund VII.  EnCap Fund VI GP is the general partner of EnCap Fund VI. EnCap Fund VI GP is also the general partner of EnCap Energy Capital Fund VI-B, L.P. (“EnCap Capital Fund VI-B”), which is the sole member of EnCap VI-B Acquisitions GP, LLC (“EnCap VI-B Acquisitions GP”), which is the general partner of EnCap Fund VI-B. EnCap Fund V GP is the general partner of EnCap Fund V. EnCap Fund V GP is also the general partner of EnCap Energy Capital Fund V-B, L.P. (“EnCap Capital Fund V-B”), which is the sole member of EnCap V-B Acquisitions GP, LLC (“EnCap V-B Acquisitions GP”), which is the general partner of EnCap Fund V-B. Therefore, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments LP, EnCap Fund VII GP, EnCap Fund VI GP, EnCap Fund V GP, EnCap Capital Fund V-B, EnCap Capital Fund VI-B, EnCap VI-B Acquisitions GP and EnCap V-B Acquisitions GP may be deemed to beneficially own the listed securities. The address for the EnCap Funds is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002.

(6)

Flatonia Holdings, LLC (“Flatonia Holdings”) is the direct and indirect owner of 100% of the membership interests of Flatonia Energy, LLC (“Flatonia”). Three affiliated entities, specifically Energy Recapitalization and Restructuring Fund, L.P. (“ERR”), ERR FI Flatonia Holdings, LLC (“ERR FI Flatonia Holdings”), and ERR FI II Flatonia Intermediate, L.P. (“ERR FI II Flatonia Intermediate”) collectively own 59.6% of the membership interests of Flatonia Holdings. ERR FI Flatonia Holdings is an indirect wholly owned subsidiary of Energy Recapitalization and Restructuring FI Fund, L.P. (“ERR FI”). ERR FI II Flatonia Intermediate is an indirect wholly owned subsidiary of Energy Recapitalization and Restructuring FI II Fund, L.P. (“ERR FI II” and, together with ERR and ERR FI, collectively, the “ERR Funds”). Parallel Resource Partners, LLC (“Parallel”) serves as the general partner of, and has the power to direct the affairs of, each of the ERR Funds. Parallel also serves as the manager of Flatonia Holdings and owns, directly or indirectly, 1.5% of the membership interests of Flatonia Holdings. The board of managers of Parallel consists of Clint D. Carlson, C. John Wilder, Jr., Ron Hulme, John K. Howie, and Jonathan Siegler. Together, Carlson Energy Partners I, LLC (“CEP I”) and Bluescape Energy Partners LLC (“BEP”) have the power to direct the affairs of Parallel. Additionally, CEP I and BEP each own 50% of the outstanding membership interests of Parallel. Together, Carlson Energy Corp. (“Carlson Corp”), Ron Hulme and John K. Howie have the power to direct the affairs of CEP I. Mr. Clint D. Carlson has the power to direct the affairs of Carlson Corp. Bluescape Resources Company LLC (“Bluescape Resources”) has the power to direct the affairs of BEP. Mr. C. John Wilder, Jr. has the power to direct the affairs of Bluescape Resources. The address of Flatonia is c/o Parallel Resource Partners, LLC, 919 Milam Street, Suite 550, Houston, Texas 77002.

COMPENSATION OF DIRECTORS

Directors who are employees of the Company receive no additional compensation for serving on the Board. Non-employee directors do not receive any compensation for their service on the Board during the year ended December 31, 2015.

Director Compensation beginning in 2016

On July 27, 2016, the Board adopted effective as of April 1, 2016, the following compensation program for two of the non-employee members of the Board, Jay F. Joliat and Zachary G. Urban: (i) an annual cash retainer of approximately $40,000, and (ii) an annual equity grant with a fair market value of approximately $50,000 at the time of grant. In addition, the audit committee chair will be entitled to receive an additional $8,000 cash payment annually. On June 1, 2016, the Board granted Messrs. Joliat and Urban restricted stock unit awards under the 2014 Plan. The following table sets forth the RSU awards to certain non-employee directors of the Company.

Name	Number of RSUs Vesting on January 1, 2017	Aggregate Number of RSUs Vesting on a Monthly Basis Beginning on January 31, 2017	Total
Jay F. Joliat	3,000	6,000	9,000
Zachary G. Urban	3,000	6,000	9,000

The restricted stock unit awards to the non-employee directors listed above vest as to one-third on January 1, 2017 and the remaining two-thirds vest in 12 equal monthly installments beginning on January 31, 2017.

Director Compensation in 2015

The following table sets forth the aggregate compensation paid to our non-employee directors during year ended December 31, 2015:

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Total ($)
Jay F. Joliat	—	—	—
Douglas E. Swanson, Jr.	—	—	—
Brad A. Thielemann	—	—	—
Zachary G. Urban	—	—	—
Robert L. Zorich	—	—	—

MANAGEMENT

The following table sets forth the names and ages of all of our executive officers, the positions and offices with us held by such persons and the months and years in which continuous service as executive officers began:

Name	Executive Officer Since	Age	Position
Frank A. Lodzinski	December 2014	67	Chairman of the Board, President and Chief Executive Officer
Robert J. Anderson	December 2014	54	Executive Vice President, Corporate Development and Engineering
Steve C. Collins	December 2014	51	Executive Vice President, Completions and Operations
Christopher E. Cottrell	December 2014	56	Executive Vice President, Land and Marketing and Corporate Secretary
Timothy D. Merrifield	December 2014	60	Executive Vice President, Geological and Geophysical
Francis M. Mury	December 2014	64	Executive Vice President, Drilling and Development
Ray Singleton	March 1993	65	Director and Executive Vice President, Northern Region
Neil K. Cohen	December 2014	34	Vice President, Finance and Treasurer
G. Bret Wonson	December 2014	39	Vice President, Principal Accounting Officer

See “Our Board of Directors” above for biographical information of Messrs. Lodzinski and Singleton.

Robert J. Anderson is a petroleum engineer with over 30 years of diversified domestic and international oil and gas experience. He has served as our Executive Vice President, Corporate Development and Engineering since December 2014.  Previously, he served in a similar capacity with Oak Valley Resources, LLC from March 2013 until the closing of its strategic combination with the Company in December 2014.  Prior to joining Oak Valley Resources, LLC, he served from August 2012 to February 2013 as Executive Vice President and Chief Operating Officer of Halcón. Mr. Anderson was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as a director and Executive Vice President, Chief Operating Officer – Northern Region. He was involved in the formation of Southern Bay Energy in September 2004 as Vice President, Acquisitions until its merger with GeoResources in April 2007. From March 2004 to August 2004, Mr. Anderson was employed by AROC, a predecessor company to Southern Bay Energy, as Vice President, Acquisitions and Divestitures. From September 2000 to February 2004, he was employed by Anadarko Petroleum Corporation as a petroleum engineer. In addition, he has worked with major oil companies, including ARCO International/Vastar Resources, and independent oil companies, including Hunt Oil, Hugoton Energy, and Pacific Enterprises Oil Company. His professional experience includes acquisition evaluation, reservoir and production engineering, field development, project economics, budgeting and planning, and capital markets. His domestic acquisition and divestiture experience includes Texas and Louisiana (offshore and onshore), Mid-Continent, and the Rocky Mountain states, and his international experience includes Canada, South America, and Russia. Mr. Anderson has a B.S. degree in Petroleum Engineering from the University of Wyoming and an MBA from the University of Denver.

Steven C. Collins is a petroleum engineer with over 28 years of operations and related experience.  He has served as our Executive Vice President, Completions and Operations since December 2014. Previously, he served in a similar capacity with Oak Valley Resources, LLC from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to employment by Oak Valley Resources, LLC, he served from August 2012 to November 2012 as a consultant to Halcón.  Mr. Collins was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012 and directed field operations, including well completion, production and workover operations. Prior to employment by GeoResources, he served as Vice President of Operations for Southern Bay, AROC, and Texoil, and as a petroleum and operations engineer at Hunt Oil Company and Pacific Enterprises Oil Company.  His experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, and the Mid-Continent. Mr. Collins graduated with a B.S. degree in Petroleum Engineering from the University of Texas.

Christopher E. Cottrell has over 33 years of oil and gas industry experience. He has served as our Executive Vice President, Land and Marketing and Corporate Secretary since December 2014.  Previously, he served in a similar capacity with Oak Valley Resources, LLC from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014.   Prior to employment by Oak Valley Resources, LLC, he was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as Vice President of Land and Marketing, responsible for land and operating contract matters including oil and gas marketing, land and lease records, title and division orders. In addition, he was actively involved in due diligence associated with business development matters. He has held previous roles at AROC, Texoil, Williams Exploration, Ashland Exploration, American Exploration, Belco Energy, and Citation Oil & Gas. Mr. Cottrell graduated with a B.B.A. degree in Petroleum Land Management from the University of Texas.

Timothy D. Merrifield has over 37 years of oil and gas industry experience. He has served as our Executive Vice President, Geology and Geophysics since December 2014. Previously, he served in a similar capacity with Oak Valley Resources, LLC from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014.  Prior to employment by Oak Valley Resources, LLC, he served from August 2012 to November 2012 as a consultant to Halcón upon its merger with

GeoResources, Inc. in August 2012. From April 2007 to August 2012, Mr. Merrifield led all geology and geophysics efforts at GeoResources. He has held previous roles at AROC, Force Energy, Great Western Resources and other independents.  His domestic experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, New Mexico, Rocky Mountain States, and the Mid-Continent. In addition, he has international experience in Peru and the East Irish Sea. Mr. Merrifield attended Texas Tech University.

Francis M. Mury has over 42 years of oil and gas industry experience. He has served as our Executive Vice President, Drilling and Development since December 2014. Previously, he served in a similar capacity with Oak Valley Resources, LLC from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to employment by Oak Valley Resources, LLC, he was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as an Executive Vice President, Chief Operating Officer–Southern Region. He has held prior roles at AROC, Texoil, Hampton Resources, Wainoco Oil & Gas Company, Diasu Exploration Company, and Texaco, Inc. His experience extends to all facets of petroleum engineering, including reservoir engineering, drilling and production operations, petroleum economics, geology, geophysics, land, and joint operations. Geographical areas of experience include Texas and Louisiana (offshore and onshore), North Dakota, Montana, Mid-Continent, Florida, New Mexico, Oklahoma, Wyoming, Pennsylvania and Michigan. Mr. Mury graduated from Nicholls State University with a degree in Computer Science.

Neil K. Cohen has over 13 years of professional experience.   He has served as our Vice President, Finance and Treasurer since December 2014. Previously, he served in a similar capacity with Oak Valley Resources, LLC from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014.  He is primarily responsible for all corporate finance, capital markets, and investor relations activities. Prior to joining Oak Valley Resources, LLC, he served from September 2012 to December 2012 as a consultant to Texoil Energy, Inc. From February 2006 to October 2011, Mr. Cohen was employed by UBS Investment Bank as a member of the Global Energy Group, with exposure to all energy subsectors and a particular focus on mergers and acquisitions and equity and debt financings on behalf of exploration and production companies, and as a member of UBS’ Debt Capital Markets Group, with a particular focus on investment grade bond offerings on behalf of energy, utility, and real estate issuers.  He has held previous roles at Merrill Lynch (Debt Capital Markets and Debt Derivatives Finance) and Hess Corporation (Finance).  Mr. Cohen graduated with a B.S. degree in Finance from the University of Maryland.

G. Bret Wonson has over 15 years of professional experience. He has served as our Vice President, Principal Accounting Officer since December 2014.  Previously, he served in a similar capacity with Oak Valley Resources, LLC from February 2013 until the closing of its strategic combination with the Company in December 2014. Prior to Oak Valley Resources, LLC, he served from August 2012 to February 2013 as Assistant Controller at Halcón upon its merger with GeoResources, Inc. in August 2012. From February 2012 to August 2012 and from April 2008 to November 2010, Mr. Wonson was Corporate Controller and Controller of GeoResources, respectively. From December 2010 to January 2012, he was an Assistant Controller at Valerus Compression. He has held previous roles at Arthur Andersen, Grant Thornton, and BP. Mr. Wonson holds a bachelor’s degree in Accounting from Mississippi State University and a master’s degree in Accounting from the University of Alabama. Mr. Wonson is a Certified Public Accountant in the State of Texas.

There are no arrangements or understandings between any of Messrs. Lodzinski, Anderson, Cohen, Collins, Cottrell, Merrifield, Mury, Singleton and Wonson, or any other person pursuant to which such person was selected as an officer. None of Messrs. Lodzinski, Anderson, Cohen, Collins, Cottrell, Merrifield, Mury, Singleton and Wonson has any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Executive Compensation

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis, or CD&A, provides information about the compensation program for our principal executive officer, principal financial officer and our other three most highly-compensated executive officers (collectively, the “named executive officers” or “NEOs”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This CD&A provides a general description of the material elements of our compensation program and specific information about its various components. Since we were a “controlled company” as defined under the corporate governance rules of the NYSE MKT, we were not required to have a compensation committee during 2015 and, thus, our Board determined the compensation of our named executive officers. See “Corporate Governance – Board Committees” above.

Although this CD&A focuses on the information in the tables below and related footnotes, as well as the supplemental narratives relating to the fiscal year ended December 31, 2015, we also describe compensation actions taken after the last completed fiscal year to the extent it enhances the understanding of our named executive officer compensation disclosure.

Compensation Philosophy and Objectives

We operate in a highly competitive and challenging environment and must retain, attract and motivate talented individuals with the requisite technical and managerial skills to pursue our business strategy. The objectives of our compensation program are to:

•	Encourage growth in our oil and natural gas reserves and production;
•	Encourage growth in cash flow and profitability;
•	Mitigate risks in our business related to compensation by balancing fixed compensation with short-term and potentially long-term incentive compensation; and
•	Enhance total stockholder returns through a compensation program that attracts and retains highly qualified executive officers.

Elements of Our Compensation Program

Element	Characteristics	Primary Objective
Base Salary	Cash	Retain and attract highly talented individuals
Short-Term Incentives	Cash bonus	Reward individual and corporate performance
Long-Term Incentives	Equity awards vesting over a period of time or based on performance metrics

Align the interests of our employees and stockholders by providing employees with incentive to perform technically and financially in a manner that promotes share price appreciation.  The Board is currently evaluating the use of long-term incentives

Other Benefits	401(k) matching plans and employee health benefit plans	Provide benefits that promote employee health and support employees in attaining financial security

Base Salary. Base salary is the principal fixed component of our compensation program and is generally reviewed in the first quarter of each year. It provides our named executive officers with a regular source of income to compensate them for their day-to-day efforts in managing the Company. Base salary is primarily used to retain and attract highly talented individuals. Base salary varies depending on the named executive officer’s experience, responsibilities, education, professional standing in the industry, changes in the competitive marketplace and the importance of the position to the Company.

Due to low commodity prices prevailing in the oil and gas industry throughout 2015, no salary increases were granted to named executive officers or other staff in 2015.  In January 2016, the Board and our Chief Executive Officer further considered the continued low commodity prices and, with the approval of our Board, implemented certain company-wide staffing and salary reductions.  These actions applied to most officers and employees, except where an officer or employee assumed significant added responsibility. The following table shows the base salaries for our named executive officers in 2015 and 2016:

	2015	2016
Name	Base Salary ($)	Base Salary ($)
Frank A. Lodzinski	255,000	229,000
Robert J. Anderson	235,000	235,000
Timothy D. Merrifield	235,000	211,500
Ray Singleton	231,000	207,900
G. Bret Wonson	177,000	167,000

Elements of Our Compensation Program

Short-Term Incentives. Short-term incentive compensation is the short-term variable portion of our compensation program and is based on the principle of pay-for-performance. Short-term incentives have historically been reviewed in the first quarter of each year or at the end of the fourth quarter. The objective of short-term incentives is to reward our named executive officers based on the performance of the Company as a whole and the contributions of the individual named executive officer in relation to our success.

In January 2016, although the Company had performed well given industry circumstances, due to the continuing low commodity prices, the Company determined it would not be awarding any cash bonuses to its named executive officers for 2015.

Long-Term Incentives. Long-term incentives may be awarded to our named executive officers under the Earthstone Energy, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”), which was originally approved by our stockholders in December 2014. Under our 2014 Plan, the Board has the flexibility to choose among a number of forms of long-term incentive compensation, including stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units, performance shares, or other incentive awards. In the past, the Company has granted restricted stock awards to employees and non-employee directors under prior Company equity plans.

On June 1, 2016, the Board approved awards of restricted stock units (“RSUs”) to our named executive officers after considering that the salary levels of our named executive officers are below industry peers, and elimination of short term cash bonuses. The following table shows the restricted stock unit awards granted to our named executive officers on June 1, 2016:

Name	Number of RSUs Vesting on January 1, 2017	Aggregate Number of RSUs Vesting on a Monthly Basis Beginning on January 31, 2017	Total
Frank A. Lodzinski	50,000	100,000	150,000
Robert J. Anderson	25,000	50,000	75,000
Timothy D. Merrifield	23,500	46,500	70,000
Ray Singleton	21,500	43,500	65,000
G. Bret Wonson*	8,334	16,666	25,000

*	The restricted stock unit award for Mr. Wonson vests as to one-third on April 1, 2017 and the remaining two-thirds vest in 24 equal monthly installments beginning on April 30, 2017.

Other Benefits. All employees may participate in our 401(k) Retirement Savings Plan (“401(k) Plan”). Each employee may make before-tax contributions in accordance with the limits established by the Internal Revenue Service. We provide our 401(k) Plan to help our employees attain financial security by providing them with a program to save a portion of their cash compensation for retirement in a tax efficient manner. Our matching contribution is an amount equal to 100% of the employee’s elective deferral contribution not to exceed 6% of the employee’s compensation. Due to low commodity prices, effective April 1, 2016, matching contributions were suspended.

All full time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Roles of our CEO and the Board

Our Board has overall responsibility for the compensation of our named executive officers. The Board monitors our director and named executive officer compensation and benefit plans, policies and programs to insure that they are consistent with our compensation philosophy and objectives, along with our corporate governance guidelines. Our Chief Executive Officer, Mr. Lodzinski, makes recommendations to the Board regarding the base salary, short-term and long-term incentive compensation with respect to the named executive officers (other than himself) based on his analysis and assessment of their performance. Such officers are not present at the time of these deliberations. The Board, in its discretion, may accept, modify or reject any or all such recommendations. The Board independently determines the salary, short-term and long-term incentive compensation for our Chief Executive Officer with limited input from him.

Factors Considered in Setting Executive Compensation

To achieve the objectives of our compensation program, the Board believes that the compensation of each of our named executive officers should reflect the performance of the Company as a whole and the contributions of the individual named executive officer in relation to our success. In other words, our compensation program is based on the idea of pay for performance. The following is a summary of the factors considered in setting compensation for our named executive officers in addition to the factors discussed above under each element of our compensation program.

Compensation Risks.  The Board reviewed the policies and practices of our compensation program, including, among other things, the types and level of our compensation in relation to the Company as a whole and on a per division basis and the fixed and variable aspects of our compensation. The Board does not believe that our compensation program encourages our named executive officers to take unreasonable risks related to our business. Based upon the Board’s review, the Board concluded that there are no compensation related risks that are reasonably likely to have a material adverse effect on the Company.

Lean Management Team. The Board takes into consideration that the Company operates with a lean management team requiring each named executive officer to have significant responsibilities.

Other Compensation Practices

Accounting and Tax Considerations. Our Board reviews and takes into account current tax, accounting and securities regulations as they relate to the design of our compensation programs and related decisions. Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. We have no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Stock Ownership Guidelines and Pledging Limitations. We do not currently have ownership requirements or a stock retention policy for our named executive officers or non-management directors. The Board has adopted a policy requiring our named executive officers and members of the Board to obtain Board approval prior to pledging, or using as collateral, our common stock in order to secure personal loans or other obligations, which includes holding shares of our common stock in a margin account.

We will continue to review periodically best practices in this area and re-evaluate our position with respect to stock ownership guidelines and pledging limitations.

Clawback Provisions. Although we do not presently have any formal policies or practices that provide for the recovery of prior incentive compensation awards that were based on financial information later restated as a result of the Company’s material non-compliance with financial reporting requirements, in such event we reserve the right to seek all recoveries currently available under law. The Board has included a provision in our equity grant agreements whereby the equity grants to named executive officers are subject to any clawback policies the Company may adopt which may result in the reduction, cancellation, forfeiture or recoupment of such grants if certain specified events occur, including, but not limited to, any accounting restatement due to any material noncompliance with financial reporting regulations by the Company.

No Employment Agreements. We have no employment contracts in place with any of our named executive officers, each of whom serve at the will of our Board.

Summary Compensation Table

The following table presents, for the year ended December 31, 2015, for the nine month period from April 1, 2014 to December 31, 2014 (the “Stub Period”), and for the years ended March 31, 2014 and 2013, the compensation of Mr. Lodzinski, our principal executive officer; Mr. Wonson, our principal financial officer; and Messrs. Anderson, Merrifield and Singleton, our three most highly-compensated executive officers (other than the principal executive officer and principal financial officer) during the year ended December 31, 2015 (collectively, the “named executive officers” or “NEOs”). There has been no compensation awarded to, earned by or paid to any employees required to be reported in any table or column in the fiscal years covered by any table, other than what is set forth in the following table:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (2) ($)	Non-equity incentive plan compensation (3) ($)	All Other Compensation ($)		Total ($)
Frank A. Lodzinski	2015	$255,000	$-		$-	$-	$3,185	(7)	$258,185
President, Chairman and Principal Executive Officer	Stub Period (4)	$8,543	$100,000	(1)	$-	$-	$-		$108,543

Robert J. Anderson	2015	$235,000	$-		$-	$-	$15,900	(8)	$250,900
Executive Vice President, Corporate Development and Engineering	Stub Period (4)	$7,814	$100,000	(1)	$-	$-	$545	(8)	$108,359

Timothy D. Merrifield	2015	$235,000	$-		$-	$-	$15,900	(8)	$250,900
Executive Vice President, Geological and Geophysical	Stub Period (4)	$7,844	$95,000	(1)	$-	$-	$476	(8)	$103,320

Ray Singleton (5)	2015	$231,000	$-		$-	$-	$13,283	(8)	$244,283
Executive Vice President, Northern Region	Stub Period	$173,250	$9,625		$23,111	$188,923	$6,512	(6)	$401,421
	2014	$231,000	$-		$22,044	$188,923	$9,495	(6)	$451,462
	2013	$231,000	$-		$-	$55,032	$7,354	(6)	$293,386

G. Bret Wonson	2015	$177,000	$-		$-	$-	$13,508	(8)	$190,508
Chief Accounting Officer and Principal Financial Officer

(1)

Bonus amounts were earned prior to the closing of the Exchange Agreement dated May 15, 2014 and as amended September 26, 2014 (the “Exchange Agreement”), between the Company and Oak Valley; however, the Company paid the bonuses in January 2015.

(2)

Amount shown represents the grant date fair value of the shares of restricted stock granted during 2014 and 2013. These amounts were calculated based on the closing market price for our shares on the NYSE MKT on the date of grant.

(3)

Includes $188,923 and $55,032 earned for the fiscal years ended March 31, 2014 and 2013, respectively, and $188,923 during the Stub Period under our performance bonus plan, which was paid in July 2014 but was related to performance for the year ended March 31, 2014.

(4)	Information for Mr. Lodzinski, Mr. Anderson and Mr. Merrifield represents the period from December 19, 2014, the date upon which they became employees of the Company, through December 31, 2014.
(5)	Mr. Singleton was the Company’s President and Chief Executive Officer during 2013 and 2014 and for the Stub Period through the closing of the Exchange Agreement on December 19, 2014.
(6)

Amounts include (i) matching funds contributed by the Company to Mr. Singleton’s 401(k) plan account of $5,323 for the Stub Period, and $8,019 and $6,014 for the fiscal years ended March 31, 2014 and 2013, respectively, and (ii) $1,189 for the Stub Period, and $1,476 and $1,340 for premiums paid by the Company on a life insurance policy for Mr. Singleton during fiscal years ended March 31, 2014 and 2013, respectively, which provides for payment of a death benefit to Mr. Singleton’s designated beneficiary.

(7)	Amount shown represents premiums paid by the Company related to a life insurance policy for Mr. Lodzinski.
(8)	Amounts shown represent matching funds contributed by the Company to the officer’s 401(k) plan accounts.

Outstanding Equity Awards

We did not have any outstanding unvested equity awards as of December 31, 2015 with any of our named executive officers. We did not have any equity awards that vested for our named executive officers during the year ended December 31, 2015.

Grants of Plan-Based Awards Subsequent to Fiscal Year End

We did not grant any plan-based awards to our named executive officers during the year ended December 31, 2015. Subsequent to December 31, 2015, we granted restricted stock unit awards to each named executive officer under the 2014 Plan. The restricted stock unit awards vest as to one-third of the award on January 1, 2017 (except for Mr. Wonson whose initial vesting date is April 1, 2017) and thereafter in 12 (or 24 for Mr. Wonson’s award) equal monthly installments beginning on January 31, 2017 (except for Mr. Wonson whose monthly vesting begins on April 30, 2017). Each restricted stock units represents a continent right to one share of our common stock.

Name	Number of RSUs Vesting on January 1, 2017	Aggregate Number of RSUs Vesting on a Monthly Basis Beginning on January 31, 2017	Total
Frank A. Lodzinski	50,000	100,000	150,000
Robert J. Anderson	25,000	50,000	75,000
Timothy D. Merrifield	23,500	46,500	70,000
Ray Singleton	21,500	43,500	65,000
G. Bret Wonson*	8,334	16,666	25,000

*	The RSU award for Mr. Wonson vests as to one-third on April 1, 2017 and the remaining two-thirds vest in 24 equal monthly installments beginning on April 30, 2017.

Employment Contracts and Termination of Employment

We do not have any employment agreements with our named executive officers. The restricted stock unit agreements under which we have granted restricted stock unit awards under the 2014 Plan contain provisions providing for accelerated vesting upon the death or disability of the executive officer and upon termination of employment by the Company without cause or termination of employment by the executive officer for “good reason.”

For purposes of the restricted stock unit agreements, the term “good reason” means without the executive officer’s written consent (A) a material reduction in the executive officer’s authority, duties or responsibilities compared to the executive officer’s authority, duties and responsibilities as of the grant date; (B) the executive officer’s principal work location being moved more than 35 miles, from the Company’s current location in The Woodlands, Texas; (C) the Company or any of its subsidiaries materially reduces the executive officer’s base salary (unless the base salaries of substantially all other senior executives of the Company are similarly reduced); or (D) if the executive officer is a party to an employment agreement with the Company, any material breach of such employment agreement by the Company.  Termination for good reason by the executive requires prior written to the Company and the opportunity for the Company to cure. For purposes of the restricted stock unit agreements, the term “Cause” means (A) the executive officer’s failure to perform (other than due to disability or death) the duties of the executive officer’s position (as they may exist from time to time) to the reasonable satisfaction of the Company or any of its subsidiaries after receipt of a written warning and at least fifteen (15) days’ opportunity for the executive officer to cure the failure, (B) any act of fraud or dishonesty committed by the executive officer against or with respect to the Company or any of its subsidiaries or customers as shall be reasonably determined to have occurred by the Board, (C) the executive officer’s conviction or plea of no contest to a crime that negatively reflects on the executive officer’s fitness to perform the executive officer’s duties or harms the Company’s or any of its subsidiaries’ reputation or business, (D) the executive officer’s willful misconduct that is injurious to the Company or any of its subsidiaries, or (E) the executive officer’s willful violation of a material Company or any of its subsidiaries policy.

Potential Payments Triggered Upon a Change in Control

We do not have any change in control or severance agreements with any named executive officer or director. The restricted stock unit agreements under which we have granted restricted stock unit awards under our 2014 Plan contain provisions providing for accelerated vesting upon a change in control.

Compensation Committee Report

The Board has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Board recommended that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement.

Members of the Board of Directors:

Frank A. Lodzinski

Jay F. Joliat

Ray Singleton

Douglas E. Swanson, Jr.

Brad A. Thielemann

Zachary G. Urban

Robert L. Zorich

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has retained Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm (our independent auditor) for the year ending December 31, 2016.

Weaver and Tidwell, L.L.P. (“Weaver”) served as the independent registered public accounting firm for the Company for the years ended December 31, 2015 and 2014 and for the subsequent interim period ended July 13, 2016. On July 13, 2016, the Company dismissed Weaver and engaged Grant Thornton on July 18, 2016 to serve as the Company’s independent registered public accounting firm. The reports of Weaver on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2015 and 2014, did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the fiscal years ended December 31, 2015 and 2014, and the interim period through July 13, 2016, (i) the Company had no disagreements with Weaver on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Weaver’s satisfaction, would have caused Weaver to make reference to the subject matter of such disagreements in its reports on the consolidated financial statements of the Company for such time period and (ii) there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K, except that in connection with the performance of its audit of the Company’s consolidated financial statements for the year ended December 31, 2015, Weaver reported that the Company’s internal control over financial reporting was not effective as of December 31, 2015 as a result of the identification of a material weakness in controls related to segregations of duties, review and approval, and verification procedure and access over information systems.  This material weakness was included in management’s assessment and disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

A copy of Weaver’s letter, dated July 14, 2016, stating its agreement with the above statements, is attached as Exhibit 16 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2016.

The decision to change accountants was recommended by the Audit Committee and approved by the Board.

EKS&H LLLP (“EKS&H”) served as the independent registered public accounting firm for the Company for the year ended March 31, 2014 (which was previously our fiscal year end) and for the subsequent interim period through September 30, 2014. On December 19, 2014, the Company dismissed EKS&H and engaged Weaver to serve as the Company’s independent registered public accounting firm. The audit report of EKS&H on the consolidated financial statements of the Company as of and for the years ended March 31, 2014 and 2013, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

A copy of EKS&H’s letter, dated December 29, 2014, stating its agreement with the above statements, is attached as Exhibit 16 to our Current Report on Form 8-K filed with the SEC on December 29, 2014.

During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through July 13, 2016, Grant Thornton was not consulted with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by Grant Thornton that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

A representative of Grant Thornton and Weaver are expected to be present at the Annual Meeting and will respond to appropriate questions.

Audit Committee Pre-Approval Policies and Procedures

To help assure independence of our independent auditor, the Audit Committee has established a policy whereby all audit, review, attest and non-audit engagements of the principal auditor or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. This policy is set forth in our Audit Committee Charter. Of the fees shown below in the table, which were paid to our independent auditors, 100% were approved by the Audit Committee.

Fees Paid to Weaver and EKS&H

The following is a summary and description of fees for services provided by Weaver for the years ended December 31, 2015 and 2014, and by EKS&H for the year ended December 31, 2014.

	Year Ended December 31, 2015	Year Ended December 31, 2014
Services	Fees Paid to Weaver	Fees Paid to Weaver	Fees Paid to EKS&H
Audit Fees (1)	$447,000	$356,000	$27,000
Audit-Related Fees (2)	—	—	24,660
Tax Fees	—	—	—
All Other Fees	—	—	—
Total	$447,000	$356,000	$51,660

(1)

Audit Fees include professional services for the audit of our annual consolidated financial statements, reviews of the consolidated financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements.

AUDIT COMMITTEE REPORT

Our Audit Committee reports to and acts on behalf of our Board by providing oversight of our financial management, independent auditor and financial reporting procedures. The Audit Committee operates under a written charter adopted by the Board.  Our management is responsible for preparing our consolidated financial statements, and our independent auditor is responsible for auditing those consolidated financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by our management and the independent auditor. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor prior to their release and filing.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our consolidated financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that our independent auditor is in fact “independent.”

The Audit Committee has discussed with the independent auditor matters required to be discussed in the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T, as may be modified or supplemented. In addition, the Audit Committee received from the independent auditor the written disclosures and the letter required by applicable requirements of the PCAOB, regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

The Audit Committee considered the fees and costs billed and expected to be billed by the independent auditor for our audit services.  The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent auditor are compatible with maintaining auditor independence.

In addition, the Audit Committee reviewed its Charter and received reports as required by its policy for the receipt, retention and treatment of financial reporting concerns received from external and internal sources.

The Audit Committee has discussed with the independent auditor, with and without management present, its evaluation of our internal accounting controls and the overall quality of our financial reporting.

Based on the reports and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Earthstone Energy, Inc. be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

AUDIT COMMITTEE

Jay F. Joliat (Chair)

Brad A. Thielemann

Zachary G. Urban

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Earthstone Energy, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Earthstone Energy, Inc. specifically incorporates the Report by reference therein.)

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has concluded that the continued retention of Grant Thornton LLP (“Grant Thornton”) is in the best interests of the Company and its stockholders and appointed Grant Thornton as the Company’s independent registered public accounting firm for 2016. Weaver and Tidwell, L.L.P. (“Weaver”) served our independent registered public accounting firm for the years ended December 31, 2015 and 2014 and for the interim period ended July 13, 2016. Services provided to the Company and its subsidiaries by Weaver during the year ended December 31, 2015 are described under the “Independent Public Accountants” section above. Grant Thornton was appointed as the Company’s external auditor in July 2016. The Audit Committee evaluates the independent registered public accountant’s qualifications, performance, audit plan and independence each year. In addition to assuring the regular rotation of the lead audit partner every five years as required by SEC rules, one or more members of the Audit Committee also meets with candidates for the lead audit partner and the Committee discusses the appointment before rotation occurs.

We are asking our stockholders to ratify the selection of Grant Thornton as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice.

Representatives of Grant Thornton and Weaver will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Approval by the Stockholders of the Proposal

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

Our Board unanimously recommends that stockholders vote FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Flatonia Energy, LLC

Flatonia Energy, LLC (“Flatonia”), a subsidiary of Parallel Resources, LLC (“PRP”), which owns approximately 13.3% of our common stock, is a party to an industry standard joint operating agreement (the “operating agreement”) with Earthstone Operating, LLC (“Earthstone Operating”), one of our wholly owned subsidiaries.  This agreement was entered into prior to the closing of a Contribution Agreement on December 19, 2014, under which PRP acquired shares of our common stock.  The operating agreement covers certain jointly owned oil and gas properties located in the Eagle Ford trend in Texas. During the year ended December 31, 2015, Flatonia paid us $22.7 million as its share of joint operating costs associated with these properties which reflects charges by Earthstone Operating for its direct costs and operating expenses under the joint operating agreement. During 2015, Flatonia also paid Earthstone Operating $44.0 million in prepayments for its share of drilling and completion costs associated with the properties. During 2015, Earthstone Operating paid $33.9 million to Flatonia for its share of net revenues associates with these properties.

Oak Valley Resources, LLC

Various members of our Board of Directors and management hold investments in entities that own membership interests in Oak Valley. For instance, Mr. Lodzinski owns an approximate 29.3% interest in an entity that owns a 2.6% membership interest in Oak Valley. Messrs. Swanson and Zorich are associated with EnCap Investments L.P., which advises the EnCap Funds, the majority investors in Oak Valley. Messrs. Joliat and Urban own membership interests in Oak Valley.

Policies and Procedures for Approval of Related Party Transactions

Our officers and directors are required to obtain Audit Committee approval for any proposed related party transactions. In addition, our Code of Ethics requires that each director, officer and employee must do everything he or she reasonably can to avoid conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics states that a conflict of interest exists when an individual’s private interest interferes in any way or even appears to interfere with our interests and sets forth examples of the types of transactions that must be reported to our Board. Under our Code of Ethics, we reserve the right to determine when an actual or potential conflict of interest exists and then to take any action we deem appropriate to prevent the conflict of interest from occurring.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Voting Instructions and Information

Who Can Vote? You are entitled to vote your common stock if our records show that you held your shares as of the record date, September 28, 2016. At the close of business on that date, a total of 22,289,177 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on the matters submitted for a vote at the Annual Meeting. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if a stockholder makes a written comment on the proxy card, otherwise communicates his or her vote to management, as may be required in accordance with the appropriate legal process, or as authorized by you.

Voting Your Proxy. If your common stock is held through a broker, bank or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the Annual Meeting.

If you hold your shares in your own name as a holder of record with our transfer agent, Direct Transfer, LLC, you may instruct the proxies how to vote following the instructions listed on the proxy card, by signing, dating and mailing the proxy card in the postage paid envelope, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. Of course, you can always attend to the meeting and vote your shares in person.

Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors: for each director nominee, for the approval of the advisory vote on executive compensation, and for the ratification of the appointment of Grant Thornton as our independent registered public accounting firm and will be deemed to grant discretionary authority to vote upon any other matters properly before the Annual Meeting.

Matters to be Presented. We are not aware of any matters to be presented at the meeting, other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Revoking Your Proxy. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise our Corporate Secretary in writing before the proxies vote your shares at the meeting, deliver later-dated proxy instructions or attend the meeting and vote your shares in person. We will honor the proxy with the latest date.

How Votes Are Counted. A quorum is required to transact business at our Annual Meeting. A majority of the shares of common stock outstanding must be represented at the meeting in person or by proxy to constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. In addition, broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting. You may either vote for, against or abstain on each of the proposals. Broker non-votes and abstentions will have no impact, as they are not counted as votes cast. Although the advisory vote in Proposal 2 is non-binding, as provided by law, our Board will review the results of the votes and, consistent with our commitment to shareholder engagement, will take them into account in making a determination concerning executive compensation. If you hold your shares in street name, and you do not submit voting instructions to your broker, bank or other nominee, such person will not be permitted to vote your shares in their discretion on the election of directors or the advisory vote on executive compensation. However, if you hold your shares in street name, and you do not submit voting instructions to your broker, bank or other nominee, such person will be permitted to vote your shares in their discretion on the ratification of the appointment of the independent registered public accounting firm.

Election of Directors. In the election of directors, the two Class I director nominees receiving the highest number of votes cast for in their favor will be elected as Class I directors to our Board of Directors, assuming a quorum is present at the Annual Meeting. Cumulative voting in the election of directors is not permitted.

Advisory Vote on Executive Compensation. Approval of the advisory vote on executive compensation requires the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting; provided that a quorum is present.

Ratification of Appointment of Grant Thornton LLP as Our Independent Registered Public Accounting Firm. Approval  of the appointment of Grant Thornton LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting; provided that a quorum is present.

Board Recommendations. THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES, FOR THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, AND FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

Cost of Proxy Solicitation. We are providing these proxy materials in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting. We will pay the cost of this proxy solicitation. In addition, we expect that a number of our employees will solicit stockholders personally, electronically and by telephone. None of these employees will receive any additional compensation for doing this. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Stockholder Proposals

In order to submit stockholder proposals for the 2017 Annual Meeting of Stockholders for inclusion in the Company’s proxy statement pursuant to Exchange Act Rule 14a-8, materials must be received by our Corporate Secretary at the Company’s principal executive offices in The Woodlands, Texas, no later than June 6, 2017. The proposals must comply with all of the requirements of Exchange Act Rule 14a-8. Proposals should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In addition, pursuant to our Bylaws, a stockholder who intends to present an item of business at the 2017 Annual Meeting of Stockholders must provide notice of such business to the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the date of the 2017 Annual Meeting (assuming that the 2017 Annual Meeting is within 30 days of the anniversary date of the 2016 Annual Meeting). Accordingly, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than July 19, 2017, and no later than August 18, 2017. Such notice should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested.  Such proposals must also meet the other requirements established by the SEC for stockholder proposals.

For any other meeting, the nomination or item of business must be received by the tenth (10th) day following the date of public disclosure of the date of the meeting. These requirements are separate from and in addition to the SEC’s requirements described in the first paragraph of this section relating to including a proposal in our proxy statements.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K, as amended by the Form 10-K/A, for the fiscal year ended December 31, 2015 and this Notice of the 2016 Annual Meeting and Proxy Statement are available at https://www.iproxydirect.com/ESTE. We will promptly provide to any stockholder, without charge and upon written request, a copy (without exhibits, unless otherwise requested) of our Annual Report on Form 10-K, as amended by the Form 10-K/A, as filed with the SEC for our fiscal year ended December 31, 2015. Any such request should be directed to  Earthstone Energy, Inc., Attn: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 or by calling (281) 298-4246. The Annual Report on Form 10-K, as amended by the Form 10-K/A, for the fiscal year ended December 31, 2015, accompanying this proxy statement is not part of the proxy soliciting materials.

Eliminating Duplicative Proxy Materials

Stockholders having the same last name and address and individuals with more than one account registered at Direct Transfer, LLC, with the same address and who receive paper copies of the proxy materials will receive one copy of our proxy statement and annual report on Form 10-K, as amended by the Form 10-K/A, unless contrary instructions have been received from an affected stockholder. If you would like to enroll in this service or receive individual copies of all documents, please contact our Corporate Secretary by writing to Earthstone Energy, Inc., Attn: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 or by calling (281) 298-4246.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Earthstone Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

By Order of The Board of Directors,

Dated: October 4, 2016	/s/ Christopher E. Cottrell
CHRISTOPHER E. COTTRELL, Corporate Secretary

FORM OF PROXY EARTHSTONE ENERGY, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS annual meeting OF STOCKHOLDERS – NOVEMBER 16, 2016 at 9:00 AM CST
CONTROL ID:
REQUEST ID:

The undersigned hereby appoints Frank A. Lodzinski and Robert J. Anderson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Earthstone Energy, Inc. (“Earthstone”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on November 16, 2016, at 9:00 a.m., Central Standard Time, at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, and any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Your vote is very important. Thank you for voting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by telephone or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
INTERNET:	https://www.iproxydirect.com/ESTE
TELEPHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF STOCKHOLDERS OF EARTHSTONE ENERGY, INC.			PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Board of Directors recommends a vote FOR all of the listed nominees and FOR Proposals 2 and 3.

Proposal 1		à	FOR ALL	AGAINST ALL	FOR ALL EXCEPT
	Election of Class I Directors. Nominees:		☐	☐
	Frank A. Lodzinski				☐	Control ID:
	Ray Singleton				☐	REQUEST ID:
Proposal 2		à	FOR	AGAINST	ABSTAIN
	To approve the compensation of the Company’s named executive officers.		☐	☐	☐
Proposal 3		à	FOR	AGAINST	ABSTAIN
	Ratification of the appointment of Grant Thornton LLP as Earthstone’s independent registered public accounting firm for 2016.		☐	☐	☐
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

NOTE: In their discretion, Proxies are authorized to vote upon such other business that may properly come before the meeting or any adjournment or adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on November 16, 2016: The Notice and Proxy Statement, Form 10-K and Form 10-K/A are available at www.iproxydirect.com/ESTE.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

MARK HERE FOR ADDRESS CHANGE   ☐  New Address (if applicable):

____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in the partnership name by an authorized person.

Dated: ________________________, 2016

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)